Acuitas Investments, LLC

Compliance Policies and Procedures Manual

September 15, 2021

Code of Ethics

Acuitas feels strongly that our employees should conduct themselves with integrity, honesty and professionalism and act in an ethical manner in our dealings with the public, clients, employers, employees, service providers and consultants. While Acuitas allows individuals to invest for their own accounts, Acuitas’ philosophy is that employees shall avoid conflicts of interest (or even the appearance of conflict) between our clients’ and employees’ own securities transactions. Rule 204A-1 of the Investment Advisers Act requires that investment advisers adopt written procedures to educate and inform personnel about the adviser's policies and expectations regarding their personal trading activity and their conduct as employees of Acuitas

For these reasons, Acuitas has adopted this Code of Ethics. Acuitas’ CCO will be responsible for monitoring and enforcing compliance with this Code.

Access Persons Covered by the Code of Ethics

An Access Person is defined as any employee who has access to nonpublic information regarding clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client account. All Acuitas’ employees, including owners, managers, part-time employees, interns and others as determined by the CCO are presumed to be Access Persons (unless determined otherwise by the CCO) and must conduct their professional activities in accordance with this Code of Ethics. The CCO will maintain a list of all persons deemed to be Access Persons. All Access Persons are required to submit initial, quarterly and annual holdings reports and quarterly transaction reports pertaining to their personal investment accounts to the CCO.

This Code of Ethics extends to the Access Person’s immediate family (including any relative by blood or marriage or adoption living in the Access Person’s house) and any account over which the Access Person has beneficial interest. Beneficial interest is defined as any investment or account in which you have the opportunity to benefit, profit or share in any profit (such as a Trust).

The Fiduciary Standard and Loyalty to Clients

Acuitas, as an investment adviser, has a fiduciary duty to act in our clients’ best interests. The SEC’s interpretation of fiduciary duty states that “the adviser must, at all times, serve the best interest of its client and not subordinate its client’s interest to its own. In other words, the investment adviser cannot place its own interests ahead of the interests of its client. This combination of care and loyalty obligations has been characterized as requiring the investment adviser to act in the ‘best interest’ of its client at all times”

To be loyal to our clients, and in keeping with this fiduciary standard, Acuitas requires that its employees exercise the following duties of care:

•	Always put the client’s best interest first;

•	Fully disclose all material facts and potential or actual conflicts of interest;

•	Observe the utmost and exclusive loyalty and good faith;

•	Act with competence, professionalism, integrity and in an ethical manner; and

•	Exercise reasonable care to avoid misleading clients.

All employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with not only clients, but the public, prospects, third-party service providers and fellow employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, promoting Acuitas’ services, and engaging in other professional activities.

Employees are expected to adhere to the highest standards with respect to any potential conflicts of interest with clients. Neither Acuitas, nor any employee should ever benefit at the expense of any client, nor take inappropriate advantage of their position. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Acuitas’ business practices, with their direct supervisor. However, if an employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention or to another supervisor.

Compliance with Laws and Regulations

Acuitas is governed by the SEC, the Investment Adviser’s Act of 1940 and other Federal Securities Laws. At all times, all employees are required to comply with the spirit and the letter of the regulations and the rules governing capital markets. Acuitas’ Compliance Manual has been thoughtfully written to help employees understand what laws apply to Acuitas and to act as a framework for adherence to those regulations. Any questions about Federal Securities Laws or Acuitas’ Compliance Manual should be addressed to the CCO.

Additionally, employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	To defraud such client in any manner;

•	To mislead such client, including by making a statement that omits material facts;

•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

•	To engage in any manipulative practice with respect to such client; or

•	To engage in any manipulative practice with respect to securities, including price manipulation.

Outside Business Activities

Acuitas employees are restricted from participating in other outside business activities without disclosure to and pre-approval from Acuitas’ CCO. Acuitas’ CCO will consult with the Partners as necessary for these requests. All such outside activities will be scrutinized to ensure they do not create an actual or potential conflict with the service we provide for our clients. Please note that mining or trading in virtual currency or cryptocurrency is considered an outside business activity and will need to be pre-cleared with the CCO.

Securities Covered By (and Excluded From) the Code of Ethics

This Code pertains to all securities (as defined by the SEC) which includes stocks, options, corporate bonds, exchange traded funds (“ETFs”), futures, unlisted securities, private transactions, securities held in certificate form outside of a brokerage account and others that fall within the SEC definition. These securities are referred to as “reportable securities”.

For purposes of this Code and the reporting obligations thereunder, the Acuitas US Microcap Mutual Fund will also be considered a “reportable security” and subject to reporting, however, it is not subject to pre-clearance requirements. If an employee has questions about whether a security is a “reportable security” or not, they should consult with the CCO.

Securities not subject to this Code of Ethics include:

•	any open-end mutual funds (other than the Acuitas US Microcap Fund);
•	U.S. government securities;
•	CDs; and
•	money market funds.

These types of investments have no reporting requirements and no pre-clearance requirements.

Limitations of Personal Trading

Access Persons are restricted by the following policies regarding trading activity in their own accounts, and those accounts held by family members of their current household, including spouses and dependents, as well as in accounts for which the Access Person has a direct or indirect beneficial interest:

•	To prevent conflicts of interest with investments being purchased for our clients, Access Persons are prohibited from purchasing securities with a market capitalization of $4 billion or less at the time of purchase. This includes options on these securities as well.

•	Access Persons will request permission from Acuitas’ CCO, in writing, prior to engaging in any security transactions in his/her personal or related brokerage accounts. Employees should utilize the Security Pre-clearance Form and approval will be valid for only the day you request preclearance.

•	Acuitas’ CCO shall receive duplicate statements and trade confirmations for all accounts holding reportable securities.

•	Employees will confirm quarterly that they have provided the CCO with a current listing of all related accounts for the Access Person and for members of the Access Person’s household.

•	Access Persons are required to read and understand the Code of Ethics and acknowledge such understanding with a quarterly attestation.

•	Changes to the Code of Ethics will be communicated to Access Persons by the CCO and Access Persons will confirm acknowledgment with a signed attestation that they have read and understand the Code.

•	Access Persons are prohibited from purchasing shares of any initial public offering.

•	Access Persons are required to receive pre-approval for all investments in private offerings, regardless of the size of the investment.

•	Trading on inside nonpublic information is strictly prohibited.

•	Access Persons will willingly and promptly respond to all requests for personal trading activity reports or documentation.

•	There will be a 60-day holding period for all trades.

•	All questions regarding the Code of Ethics should be addressed to the CCO.

Review and Reporting of Personal Trading Activity

Every Access Person shall provide to the CCO, initial, quarterly and annual holdings reports and quarterly transaction reports for accounts in which they have beneficial ownership of reportable securities.

Holdings Reports - Every Access Person shall, no later than ten calendar (10) days after the person becomes an Access Person, file an initial holdings report and quarterly thereafter within 30 calendar days, a report containing the following information:

•	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial interest ownership;

•	The name of any broker-dealer, investment adviser or bank with whom the Access Person maintained an account in which any reportable securities were held for the direct or indirect benefit of the Access Person; and

•	The date that the report is submitted by the Access Person.

•	The initial holdings report must be current as of a date no more than forty-five (45) days.

Quarterly Transaction Reports - Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, submit a quarterly transaction report containing the following information with respect to any transaction during the quarter in a reportable security in which the Access Person had any direct or indirect beneficial ownership:

•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker-dealer, investment adviser or bank with or through whom the transaction was effected; and

•	The date the report was submitted by the Access Person.

The quarterly brokerage statements may replace the additional reporting required above. However, if any of the information required on the reports is not included on the brokerage statement, the Access Person will be responsible for providing the additional information in the time required.

No less often than quarterly, the CCO will review the personal trading activity of Access Persons by reviewing all duplicate confirmations and statements that are required. The Chief Compliance Officer’s accounts will be reviewed by one of the Partners on a quarterly basis in the same manner the CCO reviews all Access Person accounts.

Access Persons are required to promptly notify the Chief Compliance Officer of any additional related account that should be monitored. For any accounts established during the quarter in which reportable securities are to be held for the direct or indirect benefit of an employee, the Access Person must inform Acuitas’ Chief Compliance Officer, in writing, of:

•	The name of the broker-dealer, investment adviser or bank with whom the Access Person established the account;

•	The date the account was established; and

•	The date that the report is submitted by the Access Person.

Additionally, employees who hold a securities license (e.g. 7, 63, 6 etc.) with Foreside will need to receive pre-clearance from Foreside prior to opening any new account with a broker-dealer, investment adviser or bank.

Discretionary Accounts

Fully discretionary accounts with brokers or investment advisers may be eligible for a waiver of the pre-clearance requirement. Please consult the CCO for more information.

Sanctions for Violations to the Code of Ethics

Violations of the Code of Ethics are considered to be serious rule infractions and will be met with disciplinary action up to and including termination. With this in mind, it is important that each Access Person subject to the Code of Ethics review the Policy frequently to ensure familiarity with its rules and restrictions. All personnel have an obligation to report suspected violations of the firm’s Code of Ethics to the Chief Compliance Officer. Employees should feel free to contact the CCO with any questions or concerns they may have regarding these policies.

Summary of Reporting and Preclearance

Investment	Preclearance	Reporting
Stocks and Other Securities	Y	Y
Mutual Funds	N	N
Acuitas US Microcap Fund	N	Y
ETFs	Y	Y
Money Markets, CDs	N	N

Insider Trading

The Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Act”) requires investment advisers to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information by its directors, officers and employees.

The Act lists various policies and procedures that investment advisers need to adopt to prevent insider trading in their firms. These include restricting access to files likely to contain nonpublic information, providing continuing education programs concerning insider trading, restricting or monitoring trading in securities about which the firm’s employees might possess nonpublic information and monitoring and reviewing trading for the firm and individuals.

Acuitas has determined that adopting clear rules against insider trading and educating employees are the best positions an investment adviser can take to avoid potential risks.

Insider Trading Policies

•	No Access Person of Acuitas shall buy or sell securities for his/her personal portfolio or for portfolios of others where his/her decision is substantially influenced by material information derived, in whole or in part, because of his or her employment unless the information is also available to the investing public on reasonable inquiry.

•	Any person having access to material and nonpublic corporate information shall not effect securities transactions and shall immediately report the information to the CCO.

•	All Access Persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings and advice furnished to the client by Acuitas.

•	Access Persons may not disclose to persons outside the firm any material nonpublic information about any client, the securities investments made by Acuitas on behalf of a client, information about contemplated securities transactions or information regarding Acuitas’ trading strategies except as required to effectuate service to the client.

•	To avoid possible violations, supervisors of Acuitas will exercise great care in their supervision of Access Persons and of the securities transactions of their Access Persons. If there is any question as to whether a contemplated purchase or sale would violate the insider trading rules, Access Persons must consult the CCO before executing the transaction.

•	The CCO will disseminate the rules regarding Insider Trading as part of the Code of Ethics at least annually to each Access Person.

•	Acuitas will also require that each Access Person provide the CCO with information regarding his/her personal trading activity. The information will be provided no less often than quarterly through the delivery of duplicate statements.

Acuitas has a Gifts Policy and a Political Contribution Policy which are incorporated by reference into this Code of Ethics.

Attachment – Compliance Manual Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by Acuitas’ Code of Ethics including any changes that have been made to the Code of Ethics. I understand that any questions about the Code of Ethics should be directed to the CCO.

Print Name:

Signature:

Date: